Exhibit 10.20
EMPLOYMENT AGREEMENT
Technology Solutions Company, a Delaware corporation doing business as TSC, and Milton Silva-Craig (“Employee”) enter into this Employment Agreement (“Agreement”) as of December 4, 2006.
In consideration of the agreements and covenants contained in this Agreement, TSC and Employee agree as follows:
1. Employment Duties: TSC shall employ Employee as its President and Chief Executive Officer. Employee shall have the normal responsibilities, duties and authority of a President and Chief Executive Officer and shall, at the direction of TSC’s Board of Directors, administer and execute TSC’s policies, business affairs and operations. Employee shall perform faithfully the duties assigned to him to the best of his ability and shall devote his full and undivided business time and attention to the transaction of TSC’s business.
2. Term of Employment: The term of employment (“Term of Employment”) covered by this Agreement shall commence as of the effective date of this Agreement and continue until terminated pursuant to the provisions of paragraph 3 below.
3 (a). Termination in General: Upon giving Employee 30 days notice, TSC may terminate Employee’s employment for any reason. TSC may make such termination effective at any time within such 30 day notice period. TSC must, however, (i) continue Employee’s normal salary, health insurance and general benefits from the effective date of termination for a period of 365 days; (ii) immediately vest Employee’s unvested shares at option (this Agreement will supercede the terms of any Employee’s stock option agreements, where relevant); and (iii) pay employee a one-time termination payment equal to 50% of his annual base salary on the day following the effective date of his termination. In addition, TSC may terminate Employee’s employment and this Agreement immediately without notice and with no salary continuation, one-time termination payment, vesting of options, or benefit continuation if Employee engages in “Serious Misconduct.” For purposes of this Agreement, “Serious Misconduct” means embezzlement or misappropriation of corporate funds, other acts of dishonesty, significant activities materially harmful to TSC’s reputation, willful refusal to perform or substantial disregard of Employee’s assigned duties, or any significant violation of any statutory or common law duty of loyalty to TSC. Employee may terminate his employment upon giving TSC 30 days prior written notice. Upon receiving notice, TSC may waive its rights under this paragraph and make Employee’s termination effective immediately or anytime before the 30 day notice period ends.
3 (b). Termination upon a Change of Control: If following a Change of Control Employee is terminated for whatever reason or resigns within 90 days, then: (x) Employee shall continue to receive Employee’s base salary, health insurance and general benefits at the time of the Change in Control for a 365-day period following the effective date of his resignation or termination; and (y) TSC shall pay Employee the “one-time termination payment” described in paragraph 3 (a) of this Employment Agreement as set forth therein. Further, upon a Change of Control, Employee’s unvested shares at option shall vest immediately (this Agreement will supercede the terms of any Employee’s stock option agreements, where relevant).

For purposes of this Employment Agreement, a “Change of Control” is defined as (i) the acquisition by any individual, entity or group, of beneficial ownership (within the meaning of Rule 13 d-3 promulgated under the Securities Exchange Act of 1934) of 40% or more of the outstanding shares of common stock of TSC; (ii) the approval of the stockholders of TSC of a merger, where immediately after the merger, persons who were the holders of a majority of TSC’s outstanding common stock immediately prior to the merger fail to own at least a majority of the outstanding common stock of the surviving entity in substantially the same proportions as their holdings of TSC common stock immediately prior to the merger; or (iii) the sale of substantially all of the assets of TSC other than to a corporation in which more than 60% of the outstanding shares are beneficially owned by the individuals and entities who are the beneficial owners of the Company stock prior to the acquisition.
4. Salary: As compensation for his services, TSC shall pay Employee a base salary in the amount listed in Exhibit A to this Agreement. Employee’s base salary shall be subject to annual review by the Compensation Committee of the Board of Directors and may, at their discretion, be adjusted from that listed in Exhibit A according to Employee’s responsibilities, capabilities and performance during the preceding year.
5. Bonuses: The Compensation Committee of the Board of Directors may, at its sole discretion, elect to pay Employee an annual performance bonus pursuant to a plan similar to the plan covering TSC’s senior employees. Annual performance bonuses are not guaranteed. However, in the event TSC elects to pay Employee an annual performance bonus, it will range between 50% and 100% of Employee’s base salary. Notwithstanding the aforementioned, Employee shall be paid a guaranteed one-time bonus of $175,000 within 30 days of his employment with TSC. Furthermore, no annual performance bonus will be paid in a year in which Employee’s employment with TSC terminates for any reason.
6. Employee Benefits: During the Term of Employment, Employee shall be entitled to participate in such employee benefit plans, including group pension, life and health insurance and other medical benefits, and shall receive all other fringe benefits as TSC may make available generally to its Senior Vice Presidents.
7. Business Expenses: TSC shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee in performing his duties. Employee shall provide TSC with supporting documentation sufficient to satisfy reporting requirements of the Internal Revenue Service and TSC. TSC’s determination as to reasonableness and necessary shall be final.
8. Relocation: If Employee chooses to relocate to Chicago, Illinois within 24 months of the date of this Agreement, and this Agreement has not been terminated before that time, TSC shall reimburse Employee for all reasonable and necessary expenses associated with moving his household possessions and immediate family from Birmingham, Alabama to Chicago, Illinois. If employee sells his home in Birmingham, Alabama at any time prior to the termination of this Agreement, TSC will reimburse Employee for (i) any sales commissions he is required to pay a realtor, up to a maximum of 6% of the sale price of the home, and (ii) any closing costs associated with the sale of his home, up to a maximum of $3,000. Reimbursement of these amounts will be grossed up to the extent necessary to avoid negative tax consequences to Employee.

9. Options: Within 30 days of his hire date, Employee will be granted 125,000 inducement stock options pursuant to the terms of the Option Agreement attached hereto as Exhibit B.
10. Noncompetition and Nondisclosure: Employee acknowledges that the successful development and marketing of TSC’s professional services and products require substantial time and expense. Such efforts generate for TSC valuable and proprietary information (“Confidential Information”) which gives TSC a business advantage over others who do not have such information. Confidential Information of TSC and its clients and prospects includes, but is not limited to, the following: business strategies and plans; proposals; deliverables; prospects and customer lists; methodologies; training materials; and computer software. Employee acknowledges that during the Term of Employment, he will obtain knowledge of such Confidential Information. Accordingly, Employee agrees to undertake the following obligations which he acknowledges to be reasonably designed to protect TSC’s legitimate business interests without unnecessarily or unreasonably restricting Employee’s post-employment opportunities:
(a) Upon termination of the Term of Employment for any reason, Employee shall return all TSC property, including but not limited to computer programs, files, notes, records, charts, or other documents or things containing in whole or in part any of TSC’s Confidential Information;
(b) During the Term of Employment and subsequent to termination, Employee agrees to treat all such Confidential Information as confidential and to take all necessary precautions against disclosure of such information to third parties during and after Employee’s employment with TSC. Employee shall refrain from using or disclosing to any person, without the prior written approval of TSC’s Board of Directors any Confidential Information unless at that time the information has become generally and lawfully known to TSC’s competitors;
(c) Without limiting the obligations of paragraph 10 (b), Employee shall not, for a period of one year following his termination of employment for any reason, for himself or as an agent, partner or employee of any person, firm or corporation, engage in the practice of consulting or related services for any client of TSC for whom Employee performed services, or prospective TSC client to whom Employee submitted, or assisted in the submission of a proposal during the one year period preceding his termination of employment;
(d) During a one year period immediately following Employee’s termination of employment for any reason, Employee shall not hire, induce or assist in the hiring or inducement of any TSC employee or independent contractor away from TSC’s employ or from the faithful discharge of such employee’s contractual and fiduciary obligations to serve TSC’s interests with undivided loyalty. For purposes of this paragraph, TSC employees and independent contractors shall include any persons who, at the time of hire or inducement, have been separated from the employ of or engagement by TSC for fewer than six (6) months;

(e) For one year following his termination of employment for any reason, Employee shall keep TSC currently advised in writing of the name and address of each business organization for which he acts as agent, partner, representative or employee.
11. Remedies: Employee recognizes and agrees that a breach of any or all of the provisions of paragraph 10 will constitute immediate and irreparable harm to TSC’s business advantage, including but not limited to TSC’s valuable business relations, for which damages cannot be readily calculated and for which damages are an inadequate remedy. Accordingly, Employee acknowledges that TSC shall therefore be entitled to an order enjoining any further breaches by the Employee.
12. Intellectual Property: During the Term of Employment, Employee shall disclose to TSC all ideas, inventions and business plans which he develops during the course of his employment with TSC which relate directly or indirectly to TSC’s business, including but not limited to any computer programs, processes, products or procedures which may, upon application, be protected by patent or copyright. Employee agrees that any such ideas, inventions or business plans shall be the property of TSC and that Employee shall at TSC’s request and cost, provide TSC with such assurances as is necessary to secure a patent or copyright.
13. Assignment: Employee acknowledges that the services to be rendered pursuant to this Agreement are unique and personal. Accordingly, Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. TSC may assign its rights, duties or obligations under this Agreement to a subsidiary or affiliated company of TSC or purchaser or transferee of a majority of TSC’s outstanding capital stock or a purchaser of all, or substantially all, of the assets of TSC.
14. Notices: All notices shall be in writing, except for notice of termination of employment, which may be oral if confirmed in writing within 14 days. Notices intended for TSC shall be sent by registered or certified mail addressed to it at 55 E. Monroe Street, Suite 2600, Chicago, Illinois 60603 or its current principal office, and notices intended for Employee shall be either delivered personally to him or sent by registered or certified mail addressed to his last known address.
15. Entire Agreement: This Agreement and Exhibits A and B attached hereto constitute the entire agreement between TSC and Employee. Neither Employee nor TSC may modify this Agreement by oral agreements, promises or representations. The parties may modify this Agreement only by a written instrument signed by the parties.
16. Applicable Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

17. Mediation of Disputes: Neither party shall initiate arbitration or other legal proceedings (except for any claim under paragraph 10 of this Agreement), against the other party, or, in the case of TSC, any of its directors, officers, employees, agents, or representatives, relating in any way to this Agreement, to Employee’s employment with TSC, the termination of his employment or any or all other claims that one party might have against the other party until 30 days after the party against whom the claim[s] is made (“Respondent”) receives written notice from the claiming party of the specific nature of any purported claim and the amount of any purported damages. Employee and TSC further agree that if Respondent submits the claiming party’s claim to the Center for Public Resources, 680 Fifth Avenue, New York, New York 10019, for nonbinding mediation prior to the expiration of such 30 day period, the claiming party may not institute arbitration or other legal proceedings against Respondent until the earlier of (i) the completion of nonbinding mediation efforts, or (ii) 90 days after the date on which the Respondent received written notice of the claimant’s claim.
18. Binding Arbitration: Employee and TSC agree that all claims or disputes relating to his employment with TSC or the termination of such employment, and any and all other claims that Employee might have against TSC, any TSC director, officer, employee, agent, or representative, and any and all claims or disputes that TSC might have against Employee (except for any claims under paragraph 10 of this Agreement) shall be resolved under the Expedited Commercial Rules of the American Arbitration Association. If either party pursues a claim and such claim results in an Arbitrator’s decision, both parties agree to accept such decision as final and binding. TSC and Employee agree that any litigation under paragraph 10 of this Agreement shall be brought in the Circuit Court for Cook County, Illinois.
19. Severability: Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
20. Employee acknowledges that he has read, understood and accepts the provisions of this Agreement.

Technology Solutions Company		Employee

By:	/s/ Carl F. Dill, Jr.		/s/ Milton G. Silva-Craig

Position:	Chairman

Date:	November 27, 2006	Date:	November 27, 2006

EXHIBIT A

EMPLOYEE:	Milton Silva-Craig

POSITION:	President and Chief Executive Officer

BASE SALARY:	$375,000

EFFECTIVE DATE:	December 4, 2006

/s/ Milton G. Silva-Craig

Employee

November 27, 2006

Date

/s/ Carl F. Dill, Jr.

Technology Solutions Company

November 27, 2006

Date

EXHIBIT B
TECHNOLOGY SOLUTIONS COMPANY
2006 EMPLOYMENT INCENTIVE AWARD PLAN
INDUCEMENT STOCK OPTION AGREEMENT
Technology Solutions Company, a Delaware corporation (the “Company”), hereby grants to the employee whose name appears below (the “Employee”), an option to purchase from the Company (the “Option”) such number of shares of its Common Stock, $0.01 par value (“Stock”), as set forth below, at the price per share set forth below, and subject to the other terms and conditions set forth herein and in Annex I hereto (“Annex I”). The Option is granted subject to the terms and conditions of the Company’s 2006 Employment Inducement Award Plan (the “Plan”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given them in Annex I or the Plan, as applicable. The Option shall become null and void unless the Employee shall accept this Agreement by executing it in the space provided and returning it to the Company.

Employee Name:

Number of Shares
Subject to Option:

Exercise Price
Per Share:

Exercise Provisions:
(a) The Option shall become exercisable (i) on the first anniversary of the Option Date with respect to one-third of the number of shares subject to the Option on the Option Date, (ii) on the last day of each calendar month for 24 months thereafter, beginning the month following the first anniversary of the Option Date, with respect to an additional 1/36 of the number of shares subject to the Option on the Option Date, and (iii) as otherwise provided pursuant to paragraphs (b) through (g) of this Agreement or Section 10 of the Plan.
(b) If, prior to the first anniversary of the Option Date, the Employee’s employment by the Company terminates for any reason whatsoever (including, without limitation, involuntary termination by the Company) other than death or Disability, the Option shall terminate in its entirety upon the effective date of Employee’s termination of employment.
(c) If, on or after the first anniversary of the Option Date, the Employee’s employment by the Company terminates for any reason whatsoever (including, without limitation, involuntary termination by the Company) other than death, Disability, or Retirement, the Option shall remain exercisable with respect to the number of shares subject to the Option that are exercisable upon the effective date of the Employee’s termination of employment and may thereafter be exercised for a period of 90 days from the effective date of the Employee’s termination of employment or until the Expiration Date, whichever period is shorter, after which the Option shall terminate in its entirety.
(d) If the Employee’s employment by the Company terminates by reason of the Employee’s death, the Option shall become exercisable as of the date of death with respect to any or all of the shares subject to the Option on the Option Date and may thereafter be exercised for a period of one year from the date of death or until the Expiration Date, whichever period is shorter, after which the Option shall terminate in its entirety.

(e) If the Employee’s employment by the Company terminates by reason of the Employee’s Disability, the Option shall become exercisable with respect to any or all of the shares subject to the Option on the Option Date and may thereafter be exercised for a period of 90 days from the effective date of the Employee’s termination of employment or until the Expiration Date, whichever period is shorter, after which the Option shall terminate in its entirety. For purposes of this Agreement, “Disability” shall mean the inability of an individual to fully perform the duties pertaining to his or her employment for a continuous period in excess of 360 days, as determined by the Board in its sole discretion.
(f) If the Employee’s employment by the Company terminates by reason of the Employee’s retirement after the Employee has completed five years of service as an Employee of the Company and is at least 55 years of age (“Retirement”), the Option shall remain exercisable with respect to the number of shares subject to the Option that are exercisable upon the effective date of Employee’s Retirement, and may thereafter be exercised for a period of two years from the effective date of the Employee’s Retirement or until the Expiration Date, whichever period is shorter, after which the Option shall terminate in its entirety.
(g) If the Employee dies following the termination of the Employee’s employment by the Company, the Option shall be exercisable only to the extent that it is exercisable on the date of the Employee’s death and may thereafter be exercised only for that period of time for which the Option is exercisable immediately prior to the Employee’s death.
General:
A copy of the Plan is available upon request by contacting the Company’s Legal Department in the Chicago office. Employee acknowledges that the grant of the Option is an inducement material to the Employee’s entering into employment with the Company. This Agreement may be executed in two counterparts each of which shall constitute one and the same instrument.
IN WITNESS WHEREOF, this Agreement has been executed this            day of                                         , 20      (the “Option Date”).
Accepted and agreed this
           day of                                         , 20

EMPLOYEE		TECHNOLOGY SOLUTIONS COMPANY

By:

Name:		Name:
Title:

Annex I
to
Inducement Stock Option Agreement
1. Meaning of Certain Terms. As used herein, the following terms shall have the meanings set forth below. “Board” shall mean the Board of Directors of the Company. “Securities Act” shall mean the Securities Act of 1933, as amended, together with the rules and regulations thereunder. References to this “Agreement,” the “Option” and “herein” shall be deemed to include the Inducement Stock Option Agreement and this Annex I to Inducement Stock Option Agreement taken as a whole. This Annex I and the Inducement Stock Option Agreement shall be deemed to be one and the same instrument. References herein to sections of the Code shall be deemed to refer to any successor section of the Code or any successor internal revenue law.
2. Time and Manner of Exercise of Option.
2.1. Term and Termination of Option. The maximum term of the Option shall be the date which is 10 years after the Option Date (the “Expiration Date”). The Option shall terminate, to the extent not exercised or earlier terminated pursuant to the terms of this Agreement, on its Expiration Date. In no event may the Option be exercised, in whole or in part, after it terminates.
2.2. Exercisability of Option. The Option shall become exercisable on the date or dates as set forth in this Agreement.
2.3. Procedure for Exercise; Payment of Purchase Price. Subject to the limitations set forth in this Agreement, the Option may be exercised by delivery of written notice to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price for such number of shares. The purchase price shall be payable either (A) in cash, (B) by delivery of Mature Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) in cash by a broker-dealer acceptable to the Company to whom the Employee has submitted an irrevocable notice of exercise or (D) a combination of (A) and (B). The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (B)-(D) and if the Employee is subject to Section 16 of the Exchange Act, the Company may require that the method of making such payment be in compliance with Section 16 and the rules and regulations thereunder. Any fraction of a share of Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Employee. No certificate representing Stock shall be delivered until the full purchase price therefor has been paid (or arrangement made for such payment to the Company’s satisfaction).

3. Additional Terms and Conditions of Option.
3.1. Nontransferability of Option. Neither the Option nor any right under this Agreement may be transferred by the Employee other than (i) by will or the laws of descent and distribution or (ii) to a Permitted Transferee, as hereinafter defined. During the Employee’s lifetime the Option is exercisable only by the Employee or a Permitted Transferee. Upon the Employee’s death, the Option may be exercised by the Employee’s successor in interest in accordance with the terms and conditions of this Agreement. Any other transfer or any attempted assignment, pledge or hypothecation, whether or not by operation of law, shall be void. The Option shall not be subject to execution, attachment or other process, and no person shall be entitled to exercise any rights of the Employee hereunder or possess any rights hereunder by virtue of any attempted execution, attachment or other process. For purposes of this Agreement, a “Permitted Transferee” shall mean (i) the Employee’s spouse, (ii) any of the Employee’s lineal descendants, (iii) a trust or similar arrangement of which such spouse, a lineal descendant of the Employee, or one or more of such persons are the only current beneficiaries, or (iv) a charitable organization described in Section 170(c) of the Code, provided that such transferee has entered into a written agreement with the Company authorizing the Company to withhold shares of Stock which would otherwise be delivered to such person upon an exercise of the Option to pay any federal, state, local or other taxes which may be required to be withheld or paid in connection with such exercise in the event that the Employee does not provide for an arrangement satisfactory to the Company to assure that such taxes will be paid.
3.2. Investment Representation. The Employee hereby represents and covenants that (a) any share of Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act unless such purchase has been registered under the Securities Act or applicable state securities law; (b) any subsequent resale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Employee shall submit a written statement, in form satisfactory to counsel for the Company, to the effect that either representation (a) above is true and correct as of the date of purchase of any shares hereunder, or representation (b) above is true and correct as of the date of any resale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, the Employee shall comply with all regulations and requirements of regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Company shall in its sole discretion deem necessary or advisable. Unless covered by an effective registration statement filed with the U.S. Securities and Exchange Commission, all certificates representing shares of Stock acquired pursuant to the exercise of the Option shall bear the following legend:
The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended. The shares may not be sold or transferred in the absence of such registration or exemption therefrom under said Act.

3.3. Withholding Taxes. As a condition precedent to any exercise of the Option, the Employee shall, upon request by the Company, pay to the Company in addition to the purchase price of the Stock, such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option. If the Employee shall fail to advance such Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any such Required Tax Payments from the amount to be paid hereunder, whether in Stock or in cash, or from any other amount then or thereafter payable by the Company to the Employee.
3.4. Adjustments in the Event of Capitalization Changes. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Stock other than a regular cash dividend, the number and class of securities subject to the Option and the purchase price per security, shall be appropriately adjusted by the Committee in accordance with the Plan. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
3.5. Compliance with Applicable Law. The Option is subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Stock subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Stock delivered pursuant to the Option bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act.
3.6. Indemnification. The Employee hereby covenants and agrees to indemnify and hold harmless the Company, its officers, directors, employees and agents from and against any loss, claim, damage and expense (including, without limitation, reasonable attorneys’ fees) arising out of or based upon any breach or failure by the Employee to comply with any representation, warranty, covenant or agreement made by the Employee herein or in any other document furnished by the Employee in connection with this transaction.
3.7. Delivery of Certificates. Upon the exercise of the Option in whole or in part, the Company shall deliver one or more certificates representing the number of shares purchased against full payment therefor. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in paragraph 3.3.
3.8. Option Confers No Rights as Stockholder. The Employee shall have no rights as a stockholder of the Company with respect to any shares of Stock or other equity security of the Company which is subject to the Option hereunder unless and until the Employee becomes a stockholder of record with respect to such shares of Stock or equity security.
3.9. Option Confers No Rights to Continued Employment. In no event shall the granting of the Option or its acceptance by the Employee confer upon the Employee any right to continued employment by the Company or any of its subsidiaries or affiliates or affect in any manner the right of the Company or any of its subsidiaries or affiliates to terminate the employment of the Employee at any time without liability hereunder.

3.10. Decisions of Committee. The Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Committee regarding this Agreement including any of the terms or conditions of the Plan that are incorporated herein by reference, shall be final, binding and conclusive.
3.11. Company to Reserve Shares. The Company shall at all times prior to the expiration or termination of the Option reserve and keep available, either in its treasury or out of its authorized but unissued shares of Stock, the full number of shares subject to the Option from time to time.
4. Miscellaneous Provisions.
4.1. Designation as Nonqualified Stock Option. The Option is hereby designated as not constituting an “incentive stock option” within the meaning of section 422A of the Code; this Agreement shall be interpreted and treated consistently with such designation.
4.2. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall acquire any rights under this Agreement or the Plan.
4.3. Notices. All notices, requests or other communications provided for in this Agreement shall be made in writing either (1) by actual delivery to the party entitled thereto, or (2) by mailing in the U.S. mails to the last known address of the party entitled thereto, via certified or registered mail, return receipt requested. The notice shall be deemed to be received in case (1) on the date of its actual receipt by the party entitled thereto, and in case (2) on the date of its mailing.
4.4. Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to the principles of conflicts of laws.